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                                                                  EXHIBIT 3.2.15

                   HARBORSIDE HEALTHCARE LIMITED PARTNERSHIP


                      CERTIFICATE OF LIMITED PARTNERSHIP

     1. The name of the limited partnership is "Harborside Healthcare Limited Partnership" (the "Partnership").

     2. The general character of the business of the Partnership is as described in Section 2.3 of the Agreement of Limited Partnership dated as of May 28, 1987 (the "Agreement") which is attached hereto and made a part hereof.

     3. The address of the principal office of the Partnership is: 470 Atlantic Avenue, Boston, Massachusetts 02210. The name and address of the agent for service of process is: KHI Corporation, 470 Atlantic Avenue, Boston, Massachusetts 02210.

     4. The name and business address of each partner of the Partnership, general and limited partners being separately specified, are as set forth in Schedules I and II to the Agreement.

     5. The amount of cash contributed or agreed to be contributed to the Partnership by each partner is as described in Schedules I and II to the Agreement. No partner has contributed or agreed to contribute services or property other than cash to the Partnership.

     6. No partner has agreed to make additional capital contributions to the Partnership.

     7. The power of each limited partner to grant the right to become a limited partner to an assignee of any part of his partnership interest, and the terms and conditions of the power, are as described in Article VII of the Agreement.
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     8.  The agreed time at which or the events on the happening of which a partner may terminate his membership in the Partnership, the method of determining the distribution to which he may be entitled respecting his partnership interest, and the terms and conditions of the termination and distribution are as set forth in Articles VI, VII and IX of the Agreement and in
Schedule III and the Other Partnership Schedules to the Agreement.

     9. The rights of each partner to receive distributions of cash from the Partnership are as set forth in Article IX of the Agreement and in Schedule III and the Other Partnership Schedules to the Agreement. No partner has the right to receive distributions of property other than cash from the Partnership.

     10. The right of each partner to receive, or of a general partner to make, distributions to a partner which include a return of all or any part of the partner's contribution are as set forth in Article IX of the Agreement and in
Schedule III and the Other Partnership Schedules to the Agreement.

     11. The time at which or events upon the happening of which the Partnership is to be dissolved and its affairs wound up are as set forth in
Section 2.5 of the Agreement.

     12. The rights of the remaining general partner of partners to continue the business on the happening of an event of withdrawal of a general partner are as set forth in Article VI of the Agreement.

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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Certificate of Limited Partnership as of the 28th day of May, 1987.


GENERAL PARTNER                              LIMITED PARTNER
----------------                             ---------------


KHI CORPORATION                              KHC PARTNERS LIMITED
                                              PARTNERSHIP

                                             By:  KHI Corporation, as
                                                  General Partner

By:   /s/ Douglas Krupp                      By:   /s/ Douglas Krupp
     --------------------                          --------------------
     Douglas Krupp, President                      Douglas Krupp, President

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